Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HANCOCK JAFFE LABORATORIES, INC.

Hancock Jaffe Laboratories, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: Hancock Jaffe Laboratories, Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted, by written consent on the 23rd day of July, 2020 in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Fifth Amended and Restated Certificate of Incorporation of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), which such resolution was approved by the stockholders of the Corporation on the 15th day of September, 2020 at a special meeting of the stockholders of the Corporation.

3.	That upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each twenty-five (25) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

4.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern time on November 30, 2020.

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IN WITNESS WHEREOF, Hancock Jaffe Laboratories, Inc. has caused this Certificate to be executed by its duly authorized officer on this 25th day of November, 2020.

HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ Robert Berman
Name:	Robert Berman
Title:	Chief Executive Officer